CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                         GLOBAL REALTY DEVELOPMENT CORP.

     The undersigned, being the Chief Executive Officer of GLOBAL REALTY DEVELOPMENT CORP., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

     1. The name of the Corporation (hereinafter referred to as the "Corporation") is Global Realty Development Corp.

     2. The certificate of incorporation of the Corporation is hereby amended by replacing Article Fourth, in its entirety, with the following:

             "The total number of shares of stock which the corporation shall have authority to issue is 510,000,000, of which 500,000,000 shares shall be Common Stock, $.001 par value, and 10,000,000 of which shall be Preferred Stock, $.001 par value, which shall be subject to the provisions of Article Fifth."

     4. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and stockholders holding a majority of the outstanding shares of common stock of the Corporation in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Robert Kohn, its Chief Executive Officer, this 27th day of January, 2006.

                         GLOBAL REALTY DEVELOPMENT CORP.


                                          By:/s/ Robert Kohn
                                          ------------------
                                          Robert Kohn, Chief Executive Officer